EXHIBIT 99.1

Idaho Strategic Provides Record First Quarter Operating and Financial Results

COEUR D’ALENE, Idaho, May 15, 2023 (ACCESSWIRE) – Idaho Strategic Resources, Inc. (NYSE American: IDR) (“IDR”, “Idaho Strategic” or the “Company”) today announced its consolidated operating and financial results for the first quarter of 2023 highlighted by $3,341,596 in revenue – a record first quarter and the second-best quarter overall in Company history.

Idaho Strategic’s President and CEO, John Swallow stated, “The first quarter of 2023 was another busy time for us. With over a 60% increase in revenue compared to Q1 of 2022, our team delivered record 1st quarter results and the second-best revenue quarter in corporate history (a close 2nd to Q4 of 2022). This is impressive in two ways – IDR has now posted consecutive quarters of revenue greater than $3m, and both of those quarters occurred during the winter months, which are typically the toughest quarters operationally.

Regarding the Rare Earth Elements (REE) focus of our business; as alluded to in our recent President’s Letter, our approach to the early stage of the REE industry is quite different than that of the better-known commodities. Therefore, the context around REEs is becoming a bit more nuanced than a simple bullet point review of the quarter. During this period of transformation there is a lot of learning/evolving underway amongst the problem solvers – from REE mineralogy and its role in processing, domestic mining to metallization to domestic end products, and environmental responsibility combined with business and long-term economic development. And all of this is occurring within the backdrop of what happens if/when that one headline comes across that quickly changes everything.

On a personal note – I recently had the opportunity to attend the 2023 Berkshire Hathaway annual gathering. This was a bucket list item for me, not only to attend the meeting, but to experience it with my two sons. Aside from doing a college paper on Berkshire in the late 1980’s, I grew up in a time when Wall Street Week with Louis Rukeyser was highly anticipated. The observations, wit, and wisdom of folks like Sir John Templeton, Peter Drucker, Peter Lynch, and Warren Buffet (among others) were instrumental in my early development and goal setting. And with specific observations aside, if the cooperation and energy of the crowd we experienced at the gathering is any indication, the gravitational pull away from the extremes within our country just might be underway.”

Idaho Strategic Resources     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814

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Operational Highlights include the following:

Rare Earth Elements/Thorium

•	The Company released the first drill results from its 2022 Diamond Creek rare earth elements (REE) drill program – intercepted 11.3 meters of 1.3% total rare earth oxides (TREO) including intervals with 2.2% TREO and 1.0% niobium.
•	Also in January, Idaho Strategic announced select sample results from Lemhi Pass that returned REE grades greater than 4.2% TREO containing over 2.5% neodymium. Other select samples announced within the same press release include: 2.35% TREO containing 1.21% neodymium, 1.62% TREO containing 0.88% neodymium, and 0.98% TREO containing 0.53% neodymium.
•	In February, Idaho Strategic announced the discovery of 32 meters of continuous rare earth elements and niobium mineralization at the surface at its Diamond Creek project. The entire 32-meter interval averaged 1.28% total rare earth elements (TREE) with elevated values of 2% TREE at the 8-meter and 12-meter marks. Strong niobium mineralization reflecting grades greater than 0.5% niobium was also encountered in eight of the samples.
•	Also in February, Idaho Strategic increased its central Idaho rare earth elements landholdings via claim staking to bring its total land position amongst its three distinct projects (Lemhi Pass, Diamond Creek, and Roberts) to approximately 18,030 acres, which the Company believes makes it the largest rare earth elements landholder in the United States.

Golden Chest Mine

•	At the Golden Chest, ore mined from underground stopes totaled approximately 8,500 tonnes from the 803 and 821 stopes. A total of 1,420 cubic meters of cemented rockfill were placed during the quarter. The Main Access Ramp (MAR) was extended by 82 meters at depth during the quarter below the 790 elevation and a ventilation raise was started during the quarter.
•	During March the Company completed an exploration crosscut to explore the H-Vein which is located 60 meters west of the Idaho Vein. As announced in a press release dated April 18, 2023, the crosscut intercepted a strongly mineralized vein that assayed 32.1 grams per tonne (gpt) gold over 0.43 meters on the northern rib and 54.1 gpt over 0.72 meters on the southern rib. Both samples represent true thickness. Drifting along the vein continued subsequent to the end of the first quarter.
•	Open pit mining was completed in the Jumbo Pit at the end of March. A total of 4,000 tonnes of ore were mined from the pit with 2,350 tonnes mined in the first quarter. The Jumbo Vein consists of a banded quartz vein that typically occurs 10-20 meters (m) in the hangingwall of the Idaho Fault. The vein was typically exposed for 20 to 25 meters of strike on each bench and visible gold was often observed. Composite samples of the truckloads mined in the quarter had an average of 17.3 gpt gold. Plans are being made to further explore the Jumbo Vein.
•	For the quarter ended March 31, 2023, a total of 11,144 dry metric tonnes (dmt) were processed at the Company’s New Jersey mill with a flotation feed head grade of 5.63 gpt with gold recovery of 91.5%. About 80% of the feed was from the underground stopes with the remainder coming from the Jumbo Vein open pit.

Idaho Strategic Resources     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814

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Corporate Highlights include the following:

Our financial performance during the quarter is summarized below:

•	Revenue increased 63% from $2,044,417 for the three-month period ended March 31, 2022, to $3,341,596 for the same period in the current year. The increase in revenue is largely due to the increased gold production throughout the quarter as well as a higher average gold price recognized on ounces produced.
•	Gross profit as a percentage of sales increased from 15% in the first quarter of 2022 to 26% in the first quarter of 2023.
•	Exploration expense decreased, when compared to the first quarter of 2022, primarily due to a decrease in drilling by the company owned and operated drill rig.
•	Professional services for the three-month period ended March 31, 2023, increased significantly, compared to the same period in 2022, due to legal fees related to merger and acquisition activity. This was a one-time increase and is not expected to continue.
•	Operating income for the three-month period ended March 31, 2023, was $13,023 which is an increase of $439,189 from an operating loss of $426,166 in the first quarter of 2022.
•	Other (income) expense increased $78,066 from an expense of $46,903 in the first quarter of 2022, to income of $31,163 in the same period in 2023. The increase was from timber sales during the first quarter of 2023, as well as increased interest income from the company’s interest-bearing money market account that was not in place during the first quarter of 2022. Interest expense also decreased significantly due to many of the company’s notes being near the end of their term.
•	Net income increased $517,255 from a net loss of $473,069 to net income of $44,186 for the three-month period ended March 31, 2023.
•	The consolidated net income for the three-month period ending March 31, 2023, included non-cash charges as follows: depreciation and amortization of $328,037, loss on disposal of equipment of $6,120, accretion of asset retirement obligation of $3,899, and equity income on investment in Buckskin of $350.
•	Cash cost and all-in sustaining cost per ounce increased during the first quarter of 2023 compared to the first quarter of 2022 due to a higher ratio of underground to open pit ore mined. With the completion of the Jumbo Pit in the first quarter, we expect this increased cost per ounce to reflect future mining costs (assuming similar grades) more accurately as all production will be from underground at the Golden Chest for the foreseeable future.

Quality assurance/quality control

Idaho Strategic’s gold samples were analyzed by American Analytical of Osburn, Idaho, an ISO certified laboratory. Samples were analyzed using lead collection fire assay with a gravimetric finish. A series of known assay standards are submitted with each drill hole as part of a quality assurance-quality compliance program. The Company’s rare earth elements samples are identified by a “one-of-a-kind” label and bagged for secure “chain-of-command” transport to ALS Minerals, a certified assay laboratory. ALS Minerals utilized Ore Grade Rare Earth Element analysis (ME-MS81h).

Idaho Strategic Resources     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814

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Qualified person

IDR’s Vice President, Grant A. Brackebusch, P.E. is a qualified person as such term is defined under S-K 1300 and has reviewed and approved the technical information and data included in this press release.

About Idaho Strategic Resources, Inc.

Domiciled in Idaho and headquartered in the Panhandle of northern Idaho, Idaho Strategic Resources (IDR) is one of the few resource-based companies (public or private) possessing the combination of officially recognized U.S. domestic rare earth elements properties (in Idaho), the largest known concentration of thorium resources in the U.S., and Idaho-based gold production located in an established mining community.

Idaho Strategic Resources produces gold at the Golden Chest Mine located in the Murray Gold Belt (MGB) area of the world-class Coeur d’Alene Mining District, north of the prolific Silver Valley. With over 7,300 acres of patented and unpatented land, the Company has the largest private land position in the area following its consolidation of the Murray Gold Belt for the first time in over 100-years.

In addition to gold and gold production, the Company maintains an important strategic presence in the U.S. Critical Minerals sector, specifically focused on the more “at-risk” Rare Earth Elements (REEs) with an overall land position of approximately 18,030 acres in Idaho’s REE-Th Belt. The Company’s Diamond Creek, Roberts, and Lemhi Pass REE properties are included the U.S. national REE inventory as listed in USGS, IGS and DOE publications. IDR’s Lemhi Pass REE-Thorium Project is also recognized by the USGS and IGS as containing the largest concentration of thorium resources in the country. All three projects are located in central Idaho and participating in the USGS Earth MRI program.

With an impressive mix of experience and dedication, the folks at IDR maintain a long-standing “We Live Here” approach to corporate culture, land management, and historic preservation. Furthermore, it is our belief that successful operations begin with the heightened responsibility that only local oversight and a community mindset can provide. Its “everyone goes home at night” policy would not be possible without the multi-generational base of local exploration, drilling, mining, milling, and business professionals that reside in and near the communities of the Silver Valley and North Idaho.

For more information on Idaho Strategic Resources click here for our corporate presentation, go to www.idahostrategic.com or call:

Travis Swallow, Investor Relations & Corporate Development

Email: tswallow@idahostrategic.com

(208) 625-9001

Idaho Strategic Resources     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814

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Forward Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the safe harbor created by such sections. Not always, but often, forward-looking information can be identified by forward-looking words such as “assume”, “believe”, “expect”, “goal”, “estimate”, “intend”, “will’, “plans”, “may”, “anticipate” and “potential” or similar words suggesting future outcomes, or other expectations, beliefs, plans, objectives, assumptions, intentions, or statements about future events or performance. Forward-looking information is not limited to, but includes Idaho Strategic Resources expectations, intentions, plans, assumptions and beliefs with respect to, among other things, estimated and targeted production rates and results, the expected prices of gold, as well as the related costs, expenses and capital expenditures, the potential advancement of its rare earth elements and/or thorium resources, costs and capital expenditures and metals price assumptions. Forward-looking statements are also inclusive of any and all assumptions including, but not limited to, revenue estimates in future quarters; the advancement, expansion, or addition of new mineral properties; the expected benefits resulting from the Company’s mine plan and cost structure; and any and all statements regarding changes in inflation, the overall equity market, and the general economy. Furthermore, investors are cautioned not to rely on certain claims made by the Company including, but not limited to, the Company being the largest rare earth elements-thorium landholder in the United States. The Company has made this claim based on certain publicly available information regarding the landholdings of other rare earth elements companies within the U.S. and is in no way to be considered investment advice. Forward-looking information is based on the opinions and estimates of Idaho Strategic Resources as of the date such information is provided and is subject to known and unknown risks, uncertainties, and other factors that may cause the actual results, level of activity, performance, or achievements of IDR to be materially different from those expressed or implied by such forward-looking information. With respect to Idaho Strategic Resources, the business, these risks and uncertainties include risks relating to widespread epidemics or pandemic outbreak including the COVID-19 pandemic; the impact of COVID-19 on our workforce, suppliers and other essential resources and what effect those impacts, if they occur, would have on our business, including our ability to access goods and supplies, the ability to transport our products and impacts on employee productivity, the risks in connection with the operations, cash flow and results of the Company relating to the unknown duration and impact of the pandemic; interpretations or reinterpretations of geologic information; unfavorable exploration results; inability to obtain permits required for future exploration, development or production; general economic conditions and conditions affecting the industries in which the Company operates; the ability to obtain necessary future financing on acceptable terms; the uncertainty of regulatory requirements and approvals; fluctuating mineral and commodity prices; the ability to operate the Company’s projects; and risks associated with the mining industry such as economic factors (including future commodity prices, and energy prices), ground conditions, failure of plant, equipment, processes and transportation services to operate as anticipated, environmental risks, government regulation, actual results of current exploration and production activities, possible variations in ore grade or recovery rates, permitting timelines, capital and construction expenditures, reclamation activities. Although the Company has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking information, there may be other factors that cause results not to be as intended, anticipated, or estimated. Readers are cautioned not to place undue reliance on such information. Additional information regarding the factors that may cause actual results to differ materially from this forward‐looking information is available in Idaho Strategic Resources filings with the SEC on EDGAR. IDR does not undertake any obligation to update publicly or otherwise revise any forward-looking information whether as a result of new information, future events or other such factors which affect this information, except as required by law.

Idaho Strategic Resources     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814

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